46 Prince Street

Rochester, New York 14607

PATIENT INFOSYSTEMS ANNOUNCES FILING OF SB-2 FOR THE SPIN-OFF OF AMERICAN CARESOURCE

Rochester, New York, February 15, 2005 – Patient Infosystems, Inc. (the "Company") (OTCBB: PATY - News), a leading healthcare solutions company, today announced that it has filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the proposed distribution of shares of American Caresource Holdings, Inc, its wholly-owned subsidiary. The distribution will result in the spin-off of the stock of American Caresource to the stockholders of Patient Infosystems. American Caresource will then become a separate public company.

The assets of American Caresource (ACS), a wholly owned subsidiary of Patient Infosystems, were acquired in December 2003 by Patient Infosystems. ACS is a national ancillary benefits management company that offers a network of more than 17,000 provider locations nationally. ACS offers its payer clients discounts on claims provided by ancillary care providers (e.g. home care, durable medical equipment, infusion, outpatient physical therapies, chiropractors, etc.)

Patient Infosystems expects to distribute approximately 10,000,000 shares of ACS common stock. The distribution will occur as soon as practicable following the effectiveness of the registration statement and will be in the form of a dividend to the stockholders of Patient Infosystems. The Company intends to distribute one share of common stock of ACS for every two shares of Patient Infosystems stock owned as of the record date. The record date for stockholders eligible to receive the distribution has not yet been established. Following the spin-off, ACS will be a new independent public company with its own management and board of directors.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The distribution will not be conducted in connection with a financing by ACS. Once effective, a written prospectus meeting the requirements of Section

10 of the Securities Act of 1933 may be obtained from the ACS Investor Relations Department at 8080 Tristar Drive, Irving, Texas, 75063.

This release contains information that constitutes forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual events may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, the continued use of the Company’s services by its customers, the growth of its business and revenue base, its ability to sell its products, its ability to compete with competitors, the growth of the healthcare market as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed with the Securities and Exchange Commission.

PATY IR Contact:
John Lipman, 212-737-9803
jlipman@lipmangrp.com